Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Invitel Holdings A/S:

We consent to the incorporation by reference in this registration statement on Form S-8 of Invitel Holdings A/S of our report dated March 19, 2007, except as to notes 1(c), 1(m), 1(q), 10, 11, 12 and 19, and schedule 1, which are as of February 29, 2008, with respect to the consolidated balance sheet of Hungarian Telephone and Cable Corp. and subsidiaries as of December 31, 2006 and the related consolidated statements of operations and comprehensive income (loss), stockholders’ equity, and cash flows for the years ended December 31, 2006 and 2005, and the related financial statements schedules I and II, which report appears in the December 31, 2007 annual report on Form 10-K of Hungarian Telephone and Cable Corp.

Our report on the consolidated financial statements dated March 19, 2007 except as to notes 1(c), 1(m), 1(q), 10, 11, 12 and 19, and schedule 1, which are as of February 29, 2008, refers to (1) the adoption of Statement of Financial Accounting Standards 123 (revised 2004), Share-Based Payment, and (2) the restatement of the consolidated financial statements to reflect the correction of errors in accounting for embedded derivatives, revenue recognition on certain multiple element arrangements, stock based compensation and income taxes.

/s/ KPMG Hungária Kft.

Budapest, Hungary
March 13, 2009